EXHIBIT 99.1

AMENDED AND RESTATED
FRANKLIN RESOURCES, INC.
2017 EQUITY INCENTIVE PLAN

1.	Purpose
The purpose of the Plan is to provide motivation to Eligible Employees of the Company and its Subsidiaries to put forth maximum efforts toward the continued growth, profitability, and success of the Company and its Subsidiaries by providing incentives to such Eligible Employees through the ownership and performance of the Common Stock and the grant of Awards whose value is based in whole or in part on the value of Common Stock. Toward this objective, the Committee may grant stock options, stock appreciation rights, Stock Awards, performance units, performance shares, and other incentive awards to Eligible Employees of the Company and its Subsidiaries on the terms and subject to the conditions set forth in the Plan.
The Plan was originally adopted as the Legg Mason, Inc. 2017 Equity Incentive Plan, and was amended and restated and assumed by the Company in connection with the closing of the transactions contemplated by the Agreement and Plan of Merger, by and among the Company, Legg Mason, Inc. and Alpha Sub, Inc. dated as of February 17, 2020.

2.	Definitions
2.1“Award” means any form of stock option, SAR, Stock Award, performance unit, performance shares or other incentive award granted under the Plan, whether individually, in combination, or in tandem, to a Participant by the Committee pursuant to such terms, conditions, restrictions, and/or limitations, if any, as the Committee may establish by the Award Notice or otherwise.
2.2“Award Notice” means a written notice from the Company to a Participant that establishes the terms, conditions, restrictions, and/or limitations applicable to an Award in addition to those established by this Plan and by the Committee’s exercise of its administrative powers. An Award Notice may be in paper, electronic or other appropriate format, as determined by the Committee.
2.3“Board” means the Board of Directors of the Company.
2.4“Code” means the Internal Revenue Code of 1986, as amended from time to time.
2.5“Committee” means the Compensation Committee of the Board (or such other committee designated by the Board) authorized to administer the Plan under Section 3. So long as required by law, the Committee shall consist of not less than two members, each of whom shall be (i) independent within the meaning of applicable rules of the New York Stock Exchange (or other principal registered national securities exchange on which the Common Stock is listed); and (ii) a “non-employee director” within the meaning of Rule 16b-3 promulgated under Section 16 of the Exchange Act; provided, however, that the inadvertent failure of any of its members to satisfy one or more of the foregoing standards will not invalidate any action or determination taken or made by the Committee.
2.6“Common Stock” means common stock, par value $.10 per share, of the Company.
2.7“Company” means Franklin Resources, Inc.

2.8“Eligible Employee” means any officer of the Company or a Subsidiary and any other employee of the Company or a Subsidiary so designated by the Committee; provided, however, that no individual who provided services to the Company or a Subsidiary prior to the Restatement Date shall be considered an Eligible Employee.
2.9“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time.
2.10“Fair Market Value” of the Common Stock for any purpose on a particular date means the mean of the high and low sales prices of the Common Stock, unless the Committee authorizes a different calculation of sales price for such date, as reported by the New York Stock Exchange (or other principal registered national securities exchange on which the Common Stock is listed), or, if the Common Stock is not listed on such an exchange, as quoted on a nationally recognized inter-dealer quotation system; provided, however, that, if there is no trading on such date, Fair Market Value shall be deemed to be the mean of the high and low sales prices of the Common Stock on the last preceding date on which the Common Stock was traded, calculated as authorized by the Committee. If the Common Stock is not listed on any registered national securities exchange or quoted on a nationally recognized inter-dealer quotation system, then the Fair Market Value of the Common Stock shall be determined in good faith by the Committee by the reasonable application of a reasonable valuation method consistent with Section 409A of the Code and the regulations promulgated thereunder.
2.11“Freestanding SARs” has the meaning set forth in Section 9(a).
2.12“Individual Limit” has the meaning set forth in Section 5(b).
2.13“Participant” means any Eligible Employee to whom an Award has been granted by the Committee under this Plan.
2.14“Plan” means the Amended and Restated Franklin Resources, Inc. 2017 Equity Incentive Plan, as the same may amended from time to time.
2.15“Plan Limit” has the meaning set forth in Section 5(a).
2.16“Restatement Date” has the meaning set forth in Section 6.
2.17“SAR” has the meaning set forth in Section 5(c).
2.18“Stock Award” means an award granted pursuant to Section 10 hereof in the form of shares of Common Stock, restricted shares of Common Stock, or Units of Common Stock.
2.19“Subsidiary” means a corporation or other business entity in which the Company directly or indirectly has an ownership interest of 50 percent or more.
2.20“Tandem SARs” has the meaning set forth in Section 9(a).
2.21“Unit” means a bookkeeping entry used by the Company to record and account for the grant of the following Awards until such time as the Award is paid, cancelled, forfeited or terminated, as the case may be: Units related to Common Stock (commonly referred to as restricted stock units), performance units, and performance shares which are expressed in terms of Units of Common Stock.

3.	Administration
The Plan shall be administered by the Committee. The Committee shall have the authority to (a) interpret the Plan and make factual determinations; (b) establish or amend such rules and regulations as it deems necessary for the proper operation and administration of the Plan; (c) select from time to time the Eligible Employees to receive Awards under the Plan; (d) determine the form of an Award, whether a stock option, stock appreciation right, Stock Award, performance unit, performance share, or other incentive award established by the Committee in accordance with clause (h) below, the number of shares of Common Stock or Units subject to the Award, all the terms, conditions, restrictions and/or limitations, if any, of an Award, including the time and conditions of exercise or vesting, and the terms of any Award Notice, which may include the waiver or amendment of prior terms and conditions or acceleration or early vesting or payment of an Award under certain circumstances determined by the Committee; (e) determine whether Awards will be granted individually, in combination or in tandem; (f) grant waivers of Plan terms, conditions, restrictions, and limitations; (g) accelerate the vesting, exercise, or payment of an Award or the performance period of an Award when such action or actions would be in the best interest of the Company; (h) establish such other types of Awards, besides those specifically enumerated in Section 2.1 hereof, which the Committee determines are consistent with the Plan’s purpose; and (i) take any and all other action it deems necessary or advisable for the proper operation or administration of the Plan; provided, however, that the Committee may not exercise its authority or discretion in a manner that would cause an Award to violate the provisions of Section 409A of the Code. All determinations of the Committee shall be made by a majority of its members, and its determinations shall be final, binding and conclusive on all interested persons, including the Company and each Participant. All actions required of the Committee under the Plan shall be made in the Committee’s sole discretion, not in a fiduciary capacity and need not be uniformly applied to other persons, including similarly situated persons. The Committee may delegate its authority and duties under the Plan to the Chief Executive Officer and/or to other senior officers of the Company under such conditions and/or subject to such limitations as the Committee may establish; provided, however, that only the Committee may grant Awards to Participants who are subject at the time of grant to Section 16 of the Exchange Act or whose compensation is to be determined by the Committee pursuant to the Committee’s charter or other governing document approved by the Board.

4.	Eligibility
Any Eligible Employee is eligible to become a Participant of the Plan.

5.	Shares Available
(a)Plan Limit. The maximum number of shares of Common Stock which shall be available for grant of Awards under the Plan during its term shall not exceed 23,049,473 (the “Plan Limit”) (such amount shall be subject to adjustment as provided in Section 21 for events occurring after the Restatement Date).
(b)Individual Limit. Notwithstanding anything in the Plan to the contrary, the maximum aggregate number of shares of Common Stock that shall be subject to Awards granted under the Plan to any one individual during any calendar year shall be 2,375,297 (such amount shall be subject to adjustment as provided in Section 21) (the “Individual Limit”). With respect to performance units, performance shares, or other types Awards that vary the number of shares of Common Stock that may be delivered in settlement of the Award based upon the achievement of performance criteria, the calculation of the Individual Limit shall be based upon the maximum number of shares issuable under each such Award.

(c)Increases to Plan Limit. Any shares of Common Stock related to Awards which terminate by expiration, forfeiture, cancellation or otherwise without the issuance of shares, are settled in cash in lieu of Common Stock, or are exchanged in the Committee’s discretion for Awards not involving Common Stock, shall be available again for grant under the Plan. Further, any shares of Common Stock which are used by a Participant for the full or partial payment to the Company of the purchase price of shares of Common Stock upon exercise of a stock option granted under the Plan, or for any withholding taxes due as a result of such exercise of an Award, shall again be available for grants under the Plan. Only shares of Common Stock delivered upon exercise of a stock appreciation right (“SAR”) shall be counted against the Plan Limit, and any shares covered by a SAR in excess of the number of shares of Common Stock delivered upon exercise of such SAR shall again be available for grant under the Plan.
(d)Source of Shares. The shares of Common Stock available for issuance under the Plan may be authorized and unissued shares or treasury shares.

6.	Term
The effective date of this amendment and restatement of the Plan is July 31, 2020 (the “Restatement Date”).

7.	Participation
The Committee shall select, from time to time, Participants from those Eligible Employees who, in the opinion of the Committee, can further the Plan’s purposes. Once a Participant is so selected, the Committee shall determine the type or types of Awards to be made to the Participant and shall establish in the related Award Notices the terms, conditions, restrictions and/or limitations, if any, applicable to the Awards in addition to those set forth in this Plan and the administrative rules and regulations issued by the Committee.

8.	Stock Options
(a)Grants. Awards may be granted in the form of stock options to purchase Common Stock or Common Stock derivatives; provided, however, that following the Restatement Date, Awards granted in the form of stock options shall be non-qualified stock options (i.e., stock options which are not incentive stock options within the meaning of Section 422 of the Code).
(b)Terms and Conditions of Options. An option shall be exercisable in whole or in such installments and at such times as may be determined by the Committee. The price at which Common Stock may be purchased upon exercise of a stock option shall be established by the Committee, but such price shall not be less than the Fair Market Value of the Common Stock on the date of the stock option’s grant.
(c)Additional Terms and Conditions. The Committee may, by way of the Award Notice or otherwise, establish such other terms, conditions, restrictions and/or limitations, if any, of any stock option; provided, however, that such terms, conditions, restrictions and limitations shall not be inconsistent with the Plan. Notwithstanding the forgoing, a stock option shall not be entitled to receive or accrue dividends or dividend equivalents.

(d)Exercise. Upon exercise, the option price of a stock option may be paid (i) in cash or by check, bank draft or money order payable to the order of the Company; (ii) in shares of Common Stock or shares of restricted Common Stock as to which restrictions have lapsed; (iii) a combination of the foregoing; or (iv) such other consideration as the Committee may deem appropriate. Subject to the discretion of the Committee, any option granted under the Plan may be exercised by a broker-dealer acting on behalf of a Participant if (i) the broker-dealer has received from the Participant or the Company a fully- and duly-endorsed agreement evidencing such option and instructions (including written instructions pursuant to a Rule 10b5-1 trading plan) signed by the Participant requesting the Company to deliver the shares of Common Stock subject to such option to the broker-dealer on behalf of the Participant and specifying the account into which such shares should be deposited, (ii) adequate provision has been made with respect to the payment of any withholding taxes due upon such exercise and (iii) the broker-dealer and the Participant have otherwise complied with Section 220.3(e)(4) of Regulation T, 12 CFR Part 220 and any successor rules and regulations applicable to such exercise. The Committee shall establish appropriate methods for accepting Common Stock, whether restricted or unrestricted, and may impose such conditions as it deems appropriate on the use of such Common Stock to exercise a stock option.

9.	Stock Appreciation Rights
(a)Grants. Awards may be granted in the form of SARs. A SAR may be granted in tandem with all or a portion of a related stock option under the Plan (“Tandem SARs”), or may be granted separately (“Freestanding SARs”). A Tandem SAR may be granted either at the time of the grant of the related stock option or at any time thereafter during the term of the stock option. SARs shall entitle the recipient to receive a payment equal to the appreciation in market value of a stated number of shares of Common Stock from the exercise price to the market value on the date of exercise.
(b)Terms and Conditions of Tandem SARS. A Tandem SAR shall be exercisable to the extent, and only to the extent, that the related stock option is exercisable, and the “exercise price” of such an SAR (the base from which the value of the SAR is measured at its exercise) shall be the option price under the related stock option. However, at no time shall a Tandem SAR be issued if the option price of its related stock option is less than the Fair Market Value of the Common Stock on the date of the Tandem SAR’s grant. The exercise of a Tandem SAR or related stock option will result in the simultaneous cancellation of the same portion of the related stock option or Tandem SAR, as the case may be, as was exercised.
(c)Terms and Conditions of Freestanding SARS. Freestanding SARs shall be exercisable in whole or in such installments and at such times as may be determined by the Committee and designated in the Award Notice. The exercise price of a Freestanding SAR shall also be determined by the Committee; provided, however, that such price shall not be less than the Fair Market Value of the Common Stock on the date of the Freestanding SAR’s grant.
(d)Deemed Exercise. The Committee may provide that an SAR shall be deemed to be exercised at the close of business on the scheduled expiration date of such SAR, if at such time the SAR by its terms remains exercisable and, if exercised, would result in a payment to the holder of such SAR.
(e)Additional Terms and Conditions. The Committee may, by way of the Award Notice or otherwise, determine such other terms, conditions, restrictions and/or limitations, if any, of any SAR Award, provided they are not inconsistent with the Plan. Notwithstanding the forgoing, a SAR shall not be entitled to receive or accrue dividends or dividend equivalents.

10.	Stock Awards
(a)Grants. Awards may be granted in the form of Stock Awards. Stock Awards may consist of grants of Common Stock, restricted shares of Common Stock or restricted stock units, and may be granted either for consideration or for no consideration, as determined by the Committee. Stock Awards shall be awarded in such numbers and at such time during the term of the Plan as the Committee shall determine.
(b)Terms and Conditions of Awards. Stock Awards shall be subject to such terms, conditions, restrictions, and/or limitations, if any, as the Committee deems appropriate including, but not by way of limitation, restrictions on transferability and continued employment. The Committee may modify or accelerate the delivery of a Stock Award under such circumstances as it deems appropriate, unless the Stock Award is subject to the provisions of Section 409A of the Code.
(c)Rights as Shareholders. During the period in which any restricted shares of Common Stock are subject to the restrictions imposed under Section 10(b), the Committee may, in its discretion, grant to the Participant to whom such restricted shares have been awarded all or any of the rights of a shareholder with respect to such shares, including, but not by way of limitation, the right to vote such shares and to receive dividends (subject to any vesting, mandatory reinvestment or other requirement imposed by the Committee). A Participant to whom restricted stock units have been granted shall have only the rights of a general unsecured creditor of the Company and shall not be a shareholder with respect to the shares of Common Stock underlying the restricted stock units unless and until the restricted stock units convert to shares of Common Stock; provided, however, that the Committee may, in its discretion, grant dividend equivalent rights with respect to restricted stock units.
(d)Evidence of Award. Any Stock Award granted under the Plan may be evidenced in such manner as the Committee deems appropriate, including, without limitation, registration in the name of the Company, book-entry registration or issuance of a stock certificate or certificates. If certificates representing restricted shares of Common Stock are registered in the name of the Participant, the Committee may require (i) that such certificates bear an appropriate legend referring to the terms, conditions and restrictions applicable to such restricted shares, (ii) that the Company retain physical possession of the certificates and (iii) that the Participant deliver a stock power to the Company, endorsed in blank, relating to the restricted shares.

11.	Performance Units
(a)Grants. Awards may be granted in the form of performance units. Performance units, as that term is used in this Plan, shall refer to Units valued by reference to designated criteria established by the Committee, other than Common Stock.
(b)Performance Criteria. Performance units shall be contingent on the attainment during a performance period of designated performance objectives. The length of the performance period, the performance objectives to be achieved during the performance period, and the measure of whether and to what degree such objectives have been attained shall be determined by the Committee. Performance objectives may be revised by the Committee, at such times as it deems appropriate during the performance period, in order to take into consideration any unforeseen events or changes in circumstances.
(c)Additional Terms and Conditions. The Committee may, by way of the Award Notice or otherwise, determine such other terms, conditions, restrictions, and/or limitations, if any, of any Award of performance units, provided they are not inconsistent with the Plan.

12.	Performance Shares
(a)Grants. Awards may be granted in the form of performance shares. Performance shares, as that term is used in this Plan, shall refer to shares of Common Stock or Units which are expressed in terms of Common Stock.
(b)Performance Criteria. Performance shares shall be contingent upon the attainment during a performance period of designated performance objectives. The length of the performance period, the performance objectives to be achieved during the performance period, and the measure of whether and to what degree such objectives have been attained shall be conclusively determined by the Committee. Performance objectives may be revised by the Committee, at such times as it deems appropriate during the performance period, in order to take into consideration any unforeseen events or changes in circumstances.
(c)Additional Terms and Conditions. The Committee may, by way of the Award Notice or otherwise, determine such other terms, conditions, restrictions and/or limitations, if any, of any Award of performance shares, provided they are not inconsistent with the Plan.

13.	Other Incentive Awards
(a)Form of Awards. The Committee may provide for the grant of other forms of incentive awards not specified above under the terms of the Plan, including Awards that are payable in whole or in part in cash and whose value is not related to Common Stock.
(b)Terms and Conditions. The terms and conditions of other incentive awards shall be determined by the Committee and communicated to the applicable Participants in the Award Document.

14.	[Intentionally Omitted]

15.	Claw back Provision
All Awards granted under the Plan shall be subject to the Company’s claw back, recoupment, forfeiture and repayment policies as in effect from time to time. By accepting an Award, a Participant agrees promptly to repay or return to the Company the gross amount received in payment or settlement of any Award to the extent that the Committee requires such repayment in accordance with the terms and provisions of the applicable policy, as construed and applied by the Committee.

16.	Payment of Awards
At the discretion of the Committee, payment of Awards may be made in cash, Common Stock, a combination of cash and Common Stock, or any other form of property as the Committee shall determine; provided, however, that, unless otherwise expressly stated in the Award Notice for a specific Award and other than payments for partial shares of Common Stock, all Awards that are stock options, stock settled SARs, Stock Awards (including restricted shares of Common Stock) and performance units or performance shares payable in shares of Common Stock shall be paid in shares of Common Stock and not cash or any other form of property. In addition, payment of Awards may include such terms, conditions, restrictions, and/or limitations, if any, as the Committee deems appropriate, including, in the case of Awards paid in the form of Common Stock, restrictions on transfer and forfeiture provisions. Further, payment of Awards may be made in the form of a lump sum or installments, as determined by the Committee. To the extent that an Award constitutes deferred compensation under Section 409A of the Code, then such payment, distribution or transfer shall be made in accordance with the provisions of Section 409A of the Code and the Award Notice shall contain provisions that comply with the distribution restrictions contained in Section 409A of the Code

(including, in the case of a specified employee, the requirement that any payment made on account of the Participant’s separation from service shall not be made earlier than the first business day of the seventh month following the Participant’s separation from service, or if earlier the date of death of the Participant). Any payment that is delayed in accordance with the foregoing sentence shall be made on the first business day following the expiration of such six (6) month period. The terms “specified employee” and “separation from service” shall have the meaning assigned to such terms under Section 409A of the Code.

17.	Termination of Employment
If a Participant’s employment with the Company or a Subsidiary terminates for a reason other than death, disability, retirement, or any approved reason, all unexercised, unearned, and/or unpaid Awards, including, but not by way of limitation, Awards earned, but not yet paid, all unpaid dividends and dividend equivalents, and all interest accrued on the foregoing shall be cancelled or forfeited, as the case may be, unless the Committee provides otherwise. The Committee shall have the authority to promulgate rules and regulations to (i) determine what events constitute disability, retirement, or termination for an approved reason for purposes of the Plan, and (ii) determine the treatment of a Participant under the Plan in the event of his death, disability, retirement, or termination for an approved reason. To the extent applicable, such rules and regulations shall conform to the provisions of Section 409A of the Code and the regulations promulgated thereunder.

18.	Dividends and Dividend Equivalents
If an Award is granted in the form of a Stock Award, performance share, or any other stock-based grant (other than a stock option or SAR), the Committee may, at the time of the grant of the Award or any time thereafter up to the time of the Award’s payment (and subject to the provisions of Section 409A of the Code to the extent applicable to the Award), to the extent the grant of such Award does not already result in the Participant having the rights of a shareholder of the Company, include as part of such Award an entitlement to receive dividend equivalents, subject to such terms, conditions, restrictions, and/or limitations, if any, as the Committee may establish. Dividends equivalents shall be paid to the Participant at the time and in the manner specified by the Committee in the applicable Award Document. Dividends equivalents may, at the Committee’s discretion, accrue interest, be reinvested into additional shares of Common Stock or, in the case of dividends or dividend equivalents credited in connection with performance shares, be credited as additional performance shares.

19.	Additional Terms Relating to Outstanding Awards
Except in connection with a corporate transaction involving the Company (including, without limitation, any stock dividend, stock split, extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination, or exchange of shares), the terms of outstanding awards may not be amended to reduce the exercise price of outstanding options or SARs or cancel outstanding options or SARs in exchange for cash, other awards or options or SARs with an exercise price that is less than the exercise price of the original options or SARs without stockholder approval.

20.	Nonassignability
No stock options, SARs, performance shares or other derivative securities (as defined in the rules and regulations promulgated under Section 16 of the Exchange Act) awarded under the Plan shall be subject in any manner to alienation, anticipation, sale, transfer, assignment, pledge, or encumbrance, except for transfers by will or the laws of descent and distribution; provided, however, that the Committee may, subject to such terms and conditions as the Committee shall specify, permit the transfer of an Award to a Participant’s family members or to one or more trusts established in whole or in part for the benefit of one or more of such family members; provided, further, that the restrictions in this sentence shall not apply to the shares of Common Stock received in connection with an Award after the date that the restrictions on transferability of such shares set forth in the applicable Award Notice have lapsed. During the lifetime of the Participant, an Option, SAR, or similar-type other award shall be exercisable only by him or by the family member or trust to whom such Option, SAR, or other Award has been transferred in accordance with the previous sentence.

21.	Adjustment of Shares Available
(a)In the event of a merger, consolidation, stock rights offering, liquidation, or similar event affecting the Company or any of its Affiliates (each, a “Corporate Event”) or a stock dividend, stock split, reverse stock split, separation, spinoff, disaffiliation, reorganization, extraordinary dividend of cash or other property, share combination, or recapitalization or similar event affecting the capital structure of the Company (each, a “Share Change”), the Committee or the Board shall make such equitable and appropriate substitutions or adjustments to (A) the aggregate number of shares of Common Stock reserved for issuance and delivery under the Plan, (B) the various maximum limitations set forth in the Plan upon certain types of Awards and upon the grants to individuals of certain types of Awards, (C) the number of shares of Common Stock subject to outstanding Awards and (D) the exercise price of outstanding Awards as it deems appropriate.
(b)In the case of Corporate Events, such adjustments may include, without limitation, (A) the cancellation of outstanding Awards in exchange for payments of cash, securities or other property or a combination thereof having an aggregate value equal to the value of such Awards, as determined by the Committee or the Board in its sole discretion (it being understood that in the case of a Corporate Event with respect to which shareholders receive consideration other than publicly traded equity securities of the ultimate surviving entity, any such determination by the Committee that the value of an stock option or stock appreciation right shall for this purpose be deemed to equal the excess, if any, of the value of the consideration being paid for each share pursuant to such Corporate Event over the exercise price of such stock option or stock appreciation right shall conclusively be deemed valid), and (B) the substitution of securities or other property (including, without limitation, cash or other securities of the Company and securities of entities other than the Company) for the shares subject to outstanding Awards.
(c)In connection with any disaffiliation, separation, spinoff, or other similar event, the Committee or the Board may arrange for the assumption of Awards, or replacement of Awards with new awards based on securities or other property (including, without limitation, other securities of the Company and securities of entities other than the Company), by the affected affiliate or business division or by the entity that controls such affiliate or business division following such event (as well as any corresponding adjustments to Awards that remain based upon Company securities). Such replacement with new awards may include revision of award terms reflective of circumstances associated with the disaffiliation, separation, spinoff or other similar event.

(d)If the Committee determines that a change in the business, operations, corporate structure or capital structure of the Company or the applicable Affiliate, business division or other operational unit of, or the manner in which any of the foregoing conducts its business, or other events or circumstances render the performance goals applicable to an Award to be unsuitable, the Committee may modify such performance goals or the related minimum acceptable level of achievement, in whole or in part, as the Committee deems appropriate and equitable.
(e)Notwithstanding the foregoing: (i) any adjustments made pursuant to this Section 21 to Awards that are considered “deferred compensation” within the meaning of Section 409A of the Code shall be made in compliance with the requirements of Section 409A of the Code; (ii) any adjustments made pursuant to this Section 21 to Awards that are not considered “deferred compensation” subject to Section 409A of the Code shall be made in such a manner as to ensure that after such adjustment, the Awards either (A) continue not to be subject to Section 409A of the Code or (B) comply with the requirements of Section 409A of the Code; and (iii) in any event, neither the Committee nor the Board shall have the authority to make any adjustments pursuant to Section 21 to the extent the existence of such authority would cause an Award that is not intended to be subject to Section 409A of the Code at the grant date to be subject thereto.

22.	Withholding Taxes
The Company shall be entitled to deduct from any payment under the Plan, regardless of the form of such payment, the amount of all applicable income and employment taxes required by law to be withheld with respect to such payment or may require the Participant to pay to it such tax prior to and as a condition of the making of such payment. To the extent permitted by applicable law, the Committee shall be entitled to deduct and withhold additional amounts so long as such additional deductions would not cause an Award classified as equity under applicable accounting principles and standards to be classified as a liability under such principles and standards. In accordance with any applicable administrative guidelines it establishes, the Committee may allow a Participant to pay the amount of taxes required by law to be withheld from an Award by withholding from any payment of Common Stock due as a result of such Award, or by permitting the Participant to deliver to the Company, shares of Common Stock, having a fair market value, as determined by the Committee, equal to the amount of such required withholding taxes.

23.	Noncompetition Provision
Unless the Award Notice specifies otherwise, a Participant shall forfeit all unexercised, unearned, and/or unpaid Awards, including, but not by way of limitation, Awards earned but not yet paid, the right to all dividends and dividend equivalents, and all interest, if any, accrued on the foregoing if, (i) in the opinion of the Committee, the Participant, without the written consent of the Company, engages directly or indirectly in any manner or capacity as principal, agent, partner, officer, director, employee, or otherwise, in any business or activity competitive with the business conducted by the Company or any Subsidiary; or (ii) the Participant performs any act or engages in any activity which in the opinion of the Chief Executive Officer of the Company is inimical to the best interests of the Company. In addition, the Committee may, in its discretion, condition the grant, exercise, payment or deferral of any Award made under the Plan, or the right to any dividends and dividend equivalents, on a Participant’s compliance with the terms of this Section 23 and any other terms specified by the Committee in the Award Notice, and cause such a Participant to forfeit any payment which is deferred or to grant to the Company the right to obtain equitable relief if the Participant fails to comply with the terms hereof.

24.	Amendments to Awards
The Committee may at any time unilaterally amend any unexercised, unearned, or unpaid Award, including, but not by way of limitation, Awards earned but not yet paid, to the extent it deems appropriate; provided, however, that any such amendment which, in the opinion of the Committee, is adverse to the Participant shall require the Participant’s consent (unless such amendment is necessary or advisable, in the opinion of the Committee, to conform to or maintain compliance with any and all applicable statutes, regulations and rules). Notwithstanding the preceding sentence, the Committee may not accelerate the payment or settlement of any Award that constitutes a deferral of compensation for purposes of Section 409A of the Code, except to the extent such acceleration would not result in the Participant incurring interest or additional tax under Section 409A of the Code.

25.	Compliance with Law
Notwithstanding anything contained in this Plan to the contrary, the Company shall have no obligation to issue or deliver certificates of Common Stock evidencing Stock Awards or any other Award resulting in the payment of Common Stock prior to (a) the obtaining of any approval from, or satisfaction of any waiting period or other condition imposed by, any governmental agency which the Company shall, in its sole discretion, determine to be necessary or advisable, (b) the admission of such shares to listing on the stock exchange on which the Common Stock may be listed, and (c) the completion of any registration or other qualification of said shares under any state or federal law or ruling of any governmental body which the Company shall, in its sole discretion, determine to be necessary or advisable. With respect to persons subject to Section 16 of the Exchange Act, it is the intent of the Company that the Plan and all transactions under the Plan comply with all applicable provisions of Rule 16b-3, as the rule may be amended or replaced, under the Exchange Act.

26.	No Right to Continued Employment or Grants
Participation in the Plan shall not give any Eligible Employee any right to remain in the employ of the Company or any Subsidiary. The Company or, in the case of employment with a Subsidiary, the Subsidiary, reserves the right to terminate any Eligible Employee at any time. Further, the adoption of this Plan shall not be deemed to give any Eligible Employee or any other individual any right to be selected as a Participant or to be granted an Award.

27.	Amendment to the Plan
The Board or the Committee may suspend or terminate the Plan at any time. In addition, the Board or the Committee may, from time to time, amend the Plan in any manner. To the extent required by applicable law or the rules of the New York Stock Exchange or the rules of any other exchange on which the Common Stock is listed, amendments to the Plan shall not be effective unless they are approved by the Company’s shareholders.

28.	Governing Law
The Plan shall be governed by and construed in accordance with the laws of the State of Maryland except as superseded by applicable Federal Law.

29.	Section 409A
To the extent that Section 409A of the Code applies to any election or payment, distribution or transfer made in connection with an Award, then such election, payment, distribution or transfer made shall be made in conformance with the provisions of Section 409A of the Code, and if the provisions of any such Award are subject to more than one interpretation or construction, such ambiguity shall be resolved in favor of that interpretation or construction which is consistent with the Award complying with the applicable provisions of Section 409A of the Code (including, but not limited to the restrictions applicable to specified employees with respect to any payment, distribution or transfer made on account of a Participant’s separation from service).